EXHIBIT 99.6

                           TO THE LIMITED PARTNERS OF
                              COURTYARD BY MARRIOTT
                               LIMITED PARTNERSHIP

Presented for your review is the 1999 Annual Report for Courtyard by Marriott Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and hotel operations is included in the Form 10-K, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations which is included herein. The estimated 2000 tax information is also included in this letter. Finally, the Partnership's Supplementary Unaudited Information is contained in Item 13, Certain Relationships and Related Transactions, of the Partnership's Form 10-K. As in the past, we encourage you to review the information contained in this report.

Litigation Update

On March 9, 2000, Host Marriott Corporation ("Host Marriott"), Marriott International Inc. ("MII") and others (collectively, the "Defendants") entered into a settlement agreement with counsel to the plaintiffs to resolve the litigation filed by limited partners in several partnerships sponsored by Host Marriott, including the Partnership. The settlement is subject to numerous conditions, including partnership agreement amendments, participation thresholds, court approval and various consents.

Under the terms of the settlement, the limited partners of the Partnership who elect to participate would be paid $134,130 per Unit, or a pro rata portion thereof, in exchange for the conveyance of all limited partner Units to a joint venture to be formed between affiliates of Host Marriott and MII, dismissal of the litigation, and a complete release of all claims. This amount will be reduced by the amount of attorneys' fees and expenses awarded by the court to the plaintiffs' lawyers. We understand that the plaintiffs' lawyers intend to request from the court an award of attorneys' fees and reimbursement of costs and expenses of approximately $18,000 per Unit. In the event the Texas court approves the plaintiffs' lawyers request, each participating limited partner could expect to receive a net amount of approximately $116,000 per Unit, or a pro rata portion thereof for fractional Units.

Limited partners who opt out of the settlement would have their interests in the Partnership converted into the right to receive the appraised value of their interests in cash (excluding any amount related to their claims against the Defendants) and will retain their individual claims against the Defendants. The Defendants may terminate the settlement if the holders of more than 10% of the Partnership's 1,150 limited partner Units choose not to participate, if the holders of more than 10% of the limited partner units in any one of the other partnerships involved in the settlement choose not to participate or if certain other conditions are not satisfied. The Manager will continue to manage the Partnership's Hotels under long-term agreements.

The details of the settlement will be contained in a court-approved notice and purchase offer/consent solicitation to be sent to the Partnership's limited partners. For additional information, see Item 3, Legal Proceedings, in the Partnership's Form 10-K included herein.


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Transfer and Sale of Limited Partnership Units

During the period of the pending settlement, transfers due to sales of the Partnership Units have been suspended. Please contact the General Partner prior to signing any sale agreements or if you have any questions regarding the transfer or sale of Partnership Units.

Cash Distributions

For 1999, cash distributions to the limited partners were $11,000 per limited partner unit, including the final distribution for 1999 of $3,500 made in February 2000. Since inception, the Partnership has distributed $83,681 per limited partner unit including $29,000 per limited partner unit from refinancing proceeds.

Partnership Debt

During 1999, the Partnership paid approximately $8.0 million in principal on the mortgage debt, leaving a principal balance of $305.1 million at December 31, 1999.

Hotel Operations

The combined operations of the Partnership's 50 Hotels improved in 1999 due to the increased demand in the lodging industry. In 1999, Hotel revenues increased $4.8 million, or 2%, to $206.1 million, when compared to 1998 due to increased room revenues. Room revenues increased $4.3 million, or 2%, in 1999 to $186.4 million primarily due to a 2% increase in REVPAR, or revenue per available room. The chart below summarizes REVPAR for the combined Partnership Hotels for the years 1997 through 1999 and the percentage increase from the prior year:

      1999                       1998                        1997
---------------------    ----------------------     -------------------------
REVPAR    % Increase      REVPAR   % Increase        REVPAR       % Increase
------    -----------    -------  -------------     --------      -----------
$70.83        2%         $69.41         7%           $64.88            7%

On a combined basis, REVPAR for 1999 increased primarily due to a $3, or 3%, increase in the combined average room rate to $90 that was partially offset by a one percentage point decrease in the combined average occupancy to 79%. The increase in the average room rate was primarily due to aggressive weekday pricing combined with a strong advertising campaign focused on leisure travelers.

During 1999, Courtyard continued with an aggressive marketing communications approach. Courtyard's award-winning advertising campaign ran in USA Today, on local and national network radio and on key cable television networks, including ESPN during NCAA and NFL games and CNN's Airport Network. In addition, Marriott Rewards, Courtyard's loyalty marketing program, introduced a new program benefit which allows members to earn either points or frequent flyer miles when they stay at Courtyard. Frequent flyer miles can be earned in over 30 different airline programs. Courtyard also ran nationally advertised promotions during the winter and holiday seasons and executed an aggressive public relations effort focused on brand growth.

Estimated 2000 Tax Information

Based on current projections, taxable income estimated at $14,350 will be allocated to each limited partner unit for the full-year ending December 31, 2000. However, if the litigation settlement is consummated, an updated estimate will be provided.

Conclusion

You are encouraged to review this Report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Investor Relations at the address or telephone number listed below.

 Sincerely,

                                                      CBM ONE LLC
                                                      General Partner


                                                      /s/ Robert E. Parsons, Jr.
                                                          Robert E. Parsons, Jr.
                                                          President
                                                          April 17, 2000



Host Marriott Corporation
Investor Relations
10400 Fernwood Road, Department 903
Bethesda, MD  20817-1109
Telephone 301/380-2070
Facsimile: 301/380-5370
Monday through Friday, 9am to 4pm, Eastern time



For transfer or re-registration information:
GEMISYS, INC.
Transfer Department
7103 South Revere Parkway
Englewood, CO  80112
Telephone: 800/797-6812